 As filed with the U.S. Securities and Exchange Commission on February 27, 2026

Registration No. 333-257867

Registration No. 333-226298

Registration No. 333-216712

Registration No. 333-208397

Registration No. 333-189119

Registration No. 333-161286

Registration No. 333-136183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257867

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226298

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216712

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208397

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189119

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161286

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136183

UNDER THE SECURITIES ACT OF 1933

STRATA Skin Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3986004
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5 Walnut Grove Drive, Suite 140, Horsham, PA	19044
(Address of principal executive offices)	(Zip Code)

STRATA Skin Sciences, Inc. 2016 Amended and Restated Omnibus Incentive Plan

(Full title of the plan)

Dr. Dolev Rafaeli	Copies to:
President and Chief Executive Officer	Joseph Wolfson
STRATA Skin Sciences, Inc.	Stevens & Lee, P.C.
5 Walnut Grove Drive, Suite 140	1500 Market Street, East Tower
Horsham, PA 19044	18th Floor
(215) 619-3200	Philadelphia, PA 19102
(Name, address and telephone number, including area code, of agent for service)	(215) 575-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ◻	Non-accelerated filer ☒
Smaller reporting company ☒	Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This Registration Statement shall become effective upon filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

DEREGISTRATION OF SHARES

The class of securities to which this Registration Statement on Form S-8 (File No. 333-257867) (the “Registration Statement”) relates is held by fewer than 300 shareholders of record. STRATA Skin Sciences, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the shares of common stock, $0.001 par value, of the Company, and related stock options therefor, registered under the Registration Statement that remain unissued under STRATA Skin Sciences, Inc. 2016 Amended and Restated Omnibus Incentive Plan.

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

●	Registration No. 333-257867, filed on July 13, 2021, registering 7,947,259 shares of common stock under the STRATA Skin Sciences, Inc. 2016 Amended and Restated Omnibus Incentive Plan.

●	Registration No. 333-226298, filed on July 23, 2018, registering 3,134,365 shares of common stock under the STRATA Skin Sciences, Inc. 2016 Omnibus Incentive Plan.

●	Registration No. 333-216712, filed on March 15, 2017, registering 10,565,648 shares of common stock under the STRATA Skin Sciences, Inc. 2016 Omnibus Incentive Plan.

●	Registration No.333-208397, filed on December 9, 2015, registering 9,750,000 shares of common stock under the MELA Sciences, Inc. 2013 Stock Incentive Plan.

●	Registration No. 333-189119, filed on June 5, 2013, registering 4,000,000 shares of common stock under the MELA Sciences, Inc. 2013 Stock Incentive Plan and the MELA Sciences, Inc. 2005 Stock Incentive Plan.

●	Registration No. 333-161286, filed on August 12, 2009, registering 2,225,028 shares of common stock under the MELA Sciences, Inc. 2005 Stock Incentive Plan (f/k/a Electro-Optical Sciences, Inc. 2005 Stock Incentive Plan).

●	Registration No. 333-136183, filed on July 31, 2006, registering 1,899,875 shares of common stock under the MELA Sciences, Inc. 2005 Stock Incentive Plan (f/k/a Electro-Optical Sciences, Inc. 2005 Stock Incentive Plan), the Electro-Optical Sciences, Inc. 2003 Stock Incentive Plan and the Electro-Optical Sciences, Inc. 1996 Stock Incentive Plan.

As previously disclosed, on February 11, 2026, the Board of Directors of the Company approved a plan to voluntarily delist the Company’s common stock from The Nasdaq Capital Market, suspend its duty to file periodic reports and other information with the SEC, and terminate its registration of common stock under U.S. federal securities laws.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on February 27, 2026.

STRATA SKIN SCIENCES, INC.

Date: February 27, 2026	/s/ Dolev Rafaeli
Dolev Rafaeli
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-EffectiveAmendment in reliance upon Rule 478 under the SecuritiesAct of 1933, as amended.

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